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                             SEALED AIR CORPORATION
                  --------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                      ------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



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
                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291
                       (201) 791-7600 FAX (201) 703-4205



May 18, 1999

Name
Institution
Address
Address

Dear Name:

We need your vote!

We are nearing the end of proxy solicitation for our Annual Meeting, which will be held Friday, May 21. We are diligently trying to overturn three supermajority provisions in our corporate charter that we inherited as a result of the transaction combining Sealed Air with the Cryovac Packaging business of W.R. Grace & Co.

These provisions which we are seeking to repeal include:

1.    A classified or "staggered" board,

2.    A prohibition against stockholder action by written consent, and

3.    An 80% vote requirement for repeal or amendment of Company by-laws.

We must have 80% of the outstanding voting power of the Company's shareholders vote in favor of the repeal of each of these provisions in order to succeed. We need your vote.

The attached article from the April 28th edition of the Wall Street Journal captures our Chairman's views on these proposals. Notably, Institutional Shareholder Services has recommended voting FOR repeal of these provisions.

You may have already voted. If you have, thank you. If you have not, please vote your shares as quickly as possible (preferably by telephone or via the internet) so that we can better focus our efforts on unvoted shares. If you have any questions, please call our Investor Relations department at (201) 791-7600 or you may call Bill Fiske at Corporate Investor Communications, Inc. at (201) 896-5691.

Sincerely,


Mary A. Coventry
Vice President,
Corporate Development

The Wall Street Journal            Wednesday, April 28, 1999               C1


                         Sealed Air's CEO Takes Holders'
                             View of 'Poison Pills'

                                     HEARD
                                     ON THE
                                     STREET

By Paul M. Scherer
Staff Reporter of The Wall Street Journal.

         Most companies fight shareholder attempts to remove "poison pills" and other devices corporate directors use to repel takeovers and keep their jobs secure.

         That's what makes the experience of Sealed Air so curious. Management of the Saddle Brook, N.J., packaging company has been making the shareholder argument -- last year trying twice in vain to rid antitakeover provisions from its bylaws.

[GRAPHIC OMITTED]

         In both ballots the company won the vast majority of votes, but the measures failed because not enough shareholders voted to cross the 80% threshhold. Now, Sealed Air is going to the well again: It is asking shareholders to approve bylaw changes at its annual meeting May 21 to end staggered directorships, let shareholders remove directors by written consent -- and strike down a clause requiring 80% of holders vote in favor for a bylaw to be changed.

         "These so-called shareholder rights are designed like fishhooks" -- easy to get in, but tough to pull out of, contends T.J. Dermot Dunphy, Sealed Air's chief executive. Born in Ireland, he became a U.S. citizen in 1961 and now preaches Jeffersonian democracy. "Our theory is: Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up."

         After a wave of hostile takeovers in the 1980s, companies began adopting measures to fend off unwanted suitors. A poison pill makes an unwanted takeover prohibitively expensive by triggering a massive issuance of shares. With staggered directorships, only a portion of the board comes up for re-election each year, making it difficult for a hostile bidder to replace the board with its own representatives.

         Mr. Dunphy, 67 years old, has run Sealed Air since 1971, without the benefit of poison pills or directors' job-security devices. Investors largely have enjoyed the ride: The stock has soared 902% from 1989 through last year, more than 3.5 times the 248% return for the Standard & Poor's 500-stock index. But as part of last year's $4.9 billion merger of W.R. Grace's Cryovac division, Sealed Air inherited the three measures it is now trying to remove. Sealed Air makes high-tech packaging materials, such as the bubble wrap used to ship fragile items.

         Mr. Dunphy's stance is "incredibly uncommon," says Kurt Schacht, general counsel at the State of Wisconsin Investment Board. The board, known as SWIB, manages $61.5 billion in assets and has been actively pushing for better corporate governance. "They're making the shareholders' argument, and you usually don't see that from a management group," Mr. Schacht says.

         He should know. SWIB last month narrowly lost a shareholder vote to force semiconductor-equipment maker Applied Materials to get shareholder approval for any revision or renewal of its poison-pill plan. Of the 74% of shares voting, about 46% voted for the SWIB proposal and about 51.4% voted against, a company spokesman says.

--------------------------------------------------------------------------------

Mr. Dunphy's stance against poison pills is 'incredibly uncommon,' says the general counsel of Wisconsin's investment board. 'They're making the shareholders' argument, and you usually don't see that from a management group.'

--------------------------------------------------------------------------------

         Applied Materials was so opposed to the measure that it repeatedly called small shareholders urging them to vote against the change, a tactic usually reserved for hotly contested hostile-takeover battles. They placed three calls to small shareholder David Lewandowski, who also happens to be a due diligence officer for SWIB. It was the first time he'd ever been called on such an issue. Of course, he voted for the measure backed by his employer. "I figured it's a good idea, and a good career continuance move," he quips.

         It isn't just Sealed Air's antitakeover stance that sets it apart. No U.S. employees of the company have employment contracts. That includes the top executives, who also have none of the golden parachutes that handsomely pay off executives when their companies are taken over and no guaranteed severance provisions.

         "I admire their integrity," says Chris Davis, portfolio manager at Davis Selected Advisers, which owns about three million Sealed Air shares. "I think nine times out

                        Please Turn to Page C2, Column 3

The Wall Street Journal           Wednesday, April 28, 1999                  C2

                    Sealed Air's CEO Take Uncommon Position:
                  Shareholders' Attitude Toward 'Poison Pills'

                                     HEARD
                                     ON THE
                                     STREET
                             Continued From Page C1

of 10 the argument that these antitakeover provisions are in the shareholder interest is absolute hypocrisy. Usually it ends up just being the management extorting a big pay package for itself at the expense of shareholders."

         While investors like the company, that doesn't mean the stock is a screaming bargain. Sealed Air shares jumped earlier this month after a positive report from Morgan Stanley Dean Witter. The report said new products from Sealed Air could add $500 million to $1 billion in cumulative sales over the next five years. Though it noted that the stock trades at about twice the price/earnings ratio of its peers, the report said the premium is justified because of superior growth potential "combined with arguably the best management in the industry."

         "It's a real money machine," says Hart Woodson, portfolio manager of the Gabelli Global Convertible Securities Fund. Gabelli holds both the convertible and common shares, and voted with the management last year. "We love the cash flow, we love the management. But on a valuation basis, it's not at a deep discount to what we think it should be valued at." Gabelli has a price target over a two-year time horizon of the high 60s to low 70s. In New York Stock Exchange composite trading yesterday, the shares rose $2.8125, or 5.2%, to $56.4375.

         After its strong performance over the long haul, Sealed Air stumbled a bit last year. Some analysts believe the company paid a steep price for Cryovac. Certainly the company bit off a big chunk; Cryovac was twice the size of Sealed Air. In July, the company announced second-quarter earnings that fell well short of analysts' expectations and said it would cut 5% of its work force; in October the company took a $137 million charge against earnings, mostly from the merger.

         "The book is still being written on the Cryovac merger, as to whether they'll be successful or not," says George L. Staphos, who covers the company for Salomon Smith Barney. "We believe they will. But 1999 is the year that they've got to put points up on the board with Cryovac."

         Yesterday, Sealed Air said its first-quarter net income rose 89% on a proforma basis, with earnings per share coming in above analysts' expectations.

         Ironically, last year's weak share price might have left it vulnerable to a hostile takeover attempt, though Sealed Air said it has never been the target of an unwanted advance.

[GRAPHIC OMITTED]

         In a letter to shareholders urging defeat of the SWIB measure, Applied Materials wrote that its antitakeover measures are "designed to protect stockholders by providing the Board adequate time and flexibility either to negotiate the highest possible bid from a potential acquirer or to develop alternatives that might better maximize stockholder value."

         An Applied Materials spokesman declined to comment further.

         Mr. Dunphy says he isn't preaching to other companies; they may have valid reasons for using antitakeover provisions, he says. But he bristles at the argument that the board -- and not investors -- should decide to sell the company.

         "That's akin to the argument of a benevolent dictator, who says, 'Give up more of your freedom and I'll take care of you,'" Mr. Dunphy says. "I'm a believer in Jeffersonian democracy. Power should come from the people."

         Yet studies seem to show that poison pills work. In 300 transactions from 1993 to 1997 studied by J.P. Morgan, companies with pills sold at a median premium of 34.6% over the preoffer trading price, compared with 25.0% for companies without a pill.

         But Mr. Dunphy challenges the studies. "Underperforming companies will necessarily be bought out at a higher premium," because the acquirer will see the underlying value that can be gained by better management," he says. For a strongly performing company, "there is no great value to be added by an acquirer."